Boyle CPA, LLC

Certified Public Accountant & Consultant

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members’ of

1st Point Communications, LLC

Endstream Communications, LLC

Open Data Centers, LLC

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of 1st Point Communications, LLC, Endstream Communications, LLC, and Endstream Communications, LLC (collectively the “Company”) as of December 31, 2017 and 2016, the related combined statements of operations and members’ equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These combined financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s combined financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

As discussed in Note 2 to the combined financial statements, the Company has not generated sufficient revenues to provide sufficient cash flows to enable the Company to finance its operations internally. These conditions raise substantial doubt about its ability to continue as a going concern for one year from the issuance of these consolidated financial statements. Management’s plans are also described in Note 2. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Boyle CPA, LLC

We have served as the Company’s auditor since 2019

Bayville, NJ

March 25, 2019

361 Hopedale Drive SEP (732) 822-4427

Bayville, NJ 08721F (732) 510-0665